Exhibit 99.1

FOR FURTHER INFORMATION:
AT MEDALLION FINANCIAL CORP.	AT ZLOKOWER COMPANY
437 Madison Avenue, New York, NY 10022	PUBLIC RELATIONS
Andrew Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David Closs
(212) 328-2100	(212) 447-9292

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL ANNOUNCES AGREEMENT FOR PURCHASE

OF $31.1 MIILLION TAXICAB MEDALLION AND COMMERCIAL LOAN

PORTFOLIO

New York, NY, July 17, 2008 – Medallion Financial Corp. (NASDAQ:TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that its wholly owned subsidiary, Medallion Bank, has agreed to purchase substantially all of Elk Associates Funding Corporation’s taxicab medallion loans for approximately $29.1 million. Another subsidiary of Medallion Financial, Freshstart Venture Capital Corp., will purchase certain other small business loans at the closing for approximately $2.0 million. The transaction is subject to customary closing conditions, and is subject to certain terms and conditions, including approval by the shareholders of Ameritrans Capital Corporation, the parent company of Elk. The transaction is expected to close no later than October 15, 2008

Andrew Murstein, President of Medallion Financial stated, “We are very pleased to have this opportunity to purchase a strong portfolio of medallion loans which helps us further solidify our position as the medallion lending market leader. Taxicab medallions have proven to be a remarkable asset class to lend against. Medallion values have long thrived in a market similar to the one we are currently in and prices have recently hit all time highs of more than $635,000 per medallion in New York City. We have acquired more than six medallion lenders or portfolios since our initial public offering. We are happy to have added loans of this outstanding credit quality through the years, and look forward to adding to a portfolio with an outstanding track record for safety and profitability.”

John Taggart, President of Medallion Bank stated, “We are very pleased with this transaction and it has been a pleasure to work with an organization like Ameritrans. We believe that following the closing, we will be well positioned to capitalize on the new borrower base we will be acquiring in connection with this purchase. This acquisition will be immediately accretive to our earnings.”

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services other commercial loans in targeted niche industries and its wholly owned portfolio company Medallion Bank also originates and services consumer loans. The Company and its subsidiaries have lent over $3 billion.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2007 Annual Report on Form 10-K.